Exhibit 107

Calculation of Filing Fee Table

Form S-1
(Form Type)

Mattress Firm Group Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Common stock, par value $0.01 per share	457	(o)	$100,000,000	0.0000927	$9,270

	Total Offering Amounts				$100,000,000
	Total Fees Previously Paid				$9,270
	Total Fee Offsets				$0.00
	Net Fee Due				$0.00

(1) Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2) Includes the offering price of shares of common stock that may be sold if the underwriters fully exercise their option granted by the Registrant to purchase additional shares of common stock.